Exhibit 10.10
FORM OF
ADMINISTRATIVE SERVICES AGREEMENT
dated as of September [___], 2009
between
FOURSQUARE CAPITAL MANAGEMENT, LLC
and
ALLIANCEBERNSTEIN L.P.

Page
Section 5.19 Third-Party Beneficiary	8
List of Schedules
SCHEDULE A — FACILITIES AND SERVICES

ADMINISTRATIVE SERVICES AGREEMENT
     This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of September [___], 2009, is entered into by and between ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (“AllianceBernstein”), and FOURSQUARE CAPITAL MANAGEMENT, LLC, a Delaware limited liability company and subsidiary of AllianceBernstein (the “Manager”).
     WHEREAS, Foursquare Capital Corp., a Maryland corporation that has elected to be taxed as a real estate investment trust (the “Company”), has retained the Manager to provide certain investment advisory and management services pursuant to a Management Agreement, dated as of the date hereof, by and between the Company and the Manager (the “Management Agreement”).
     WHEREAS, the Manager is authorized under the Management Agreement to retain third parties to assist it in fulfilling its obligations under the Management Agreement.
     WHEREAS, the parties have agreed to enter into this Agreement in order to provide the Company and its subsidiaries with access to the expertise and resources of AllianceBernstein in certain areas and to assist the Manager in providing certain facilities, services and support to the Company and its subsidiaries.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Advisory Agreement” means the advisory agreement, dated as of the date hereof, between AllianceBernstein and the Manager.
     “Agreement” shall have the meaning specified in the preamble hereto.
     “AllianceBernstein” shall have the meaning specified in the preamble hereto.
     “Company” shall have the meaning specified in the preamble hereto.
     “Facility” or “Facilities” shall mean each of the facilities described in Schedule A to be made available by AllianceBernstein pursuant to the terms and conditions of this Agreement.
     “Facility/Service Description” shall mean the description of each individual Facility or Service respectively provided in Schedule A.
     “Governmental Entity” shall mean any court, administrative or regulatory agency, entity, authority or commission or other governmental agency, entity, authority, commission or instrumentality (whether local, municipal, state, federal, national, supra-national or otherwise).
     “Management Agreement” shall have the meaning specified in the preamble hereto.

     “Management Services” shall mean the Services designated as “Management Services” to be provided by AllianceBernstein as provided in Schedule A.
     “Manager” shall have the meaning specified in the preamble hereto.
     “Person” shall mean any individual, corporation, association, partnership, limited liability company, joint venture, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, or other entity or organization.
     “Personnel Services” shall mean the services to be provided by AllianceBernstein provided in Schedule A.
     “Service” or “Services” shall mean each of the services described in Schedule A to be provided by AllianceBernstein pursuant to the terms and conditions of this Agreement.
     “Term” shall have the meaning specified in Section 3.1(a).
ARTICLE II
FACILITIES AND SERVICES
     Section 2.1 Facilities and Services. Subject to the terms of this Agreement, including, but not limited to Section 3.1, AllianceBernstein shall provide, or shall cause an AllianceBernstein subsidiary to provide, to the Manager, the Facilities and Services together with any other services that may be reasonably requested by the Manager so as to perform and discharge its duties and obligations under the Management Agreement during the Term. The parties have set forth on Schedule A a summary of some of the Facilities and Services to be provided and a description of the Facilities and Services.
     Section 2.2 Standard of Care. AllianceBernstein shall provide and shall cause its subsidiaries to provide the Facilities and Services exercising the same degree of care, priority and diligence as it exercises in performing the same or similar services for itself and its subsidiaries.
     Section 2.3 Modification of Services. Schedule A identifies the Facilities and Services to be provided by AllianceBernstein and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time in accordance with Section 5.4, to add any additional Facilities and Services or to modify or delete Facilities or Services. During the Term, Facility or Service upgrades and improvements which AllianceBernstein provides to its own internal organizations shall be made available to the extent that the parties mutually agree upon the fee, if any, for any such upgrade or improvement.
     Section 2.4 Cooperation. The Manager shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist AllianceBernstein in the provision of the Facilities and Services, including providing necessary information and specific written authorizations and consents, and AllianceBernstein shall be relieved of its obligations hereunder to the extent that the Manager’s failure to take any such action renders performance by AllianceBernstein of such obligations unlawful or impracticable.
     Section 2.5 Personnel and Subcontracting of Services. In providing the Facilities and Services, AllianceBernstein, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of AllianceBernstein or its affiliates and (b) employ on a short-term or long-term basis the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Services or provision of any Facilities.
ARTICLE III
TERM AND TERMINATION
     Section 3.1 Term.
     (a) This Agreement shall become effective on the date hereof and shall remain in force until the earlier to occur of (1) the termination of the Management Agreement and (2) the expiration and non-renewal of the term of the Management Agreement (the “Term”).
     (b) The Manager may discontinue using any Facility or Service and delete such Facility or Service that AllianceBernstein is providing from Schedule A by giving AllianceBernstein ninety (90) days notice thereof. In the event any Facility or Service is terminated by the Manager, Schedule A shall be amended to reflect the deletion of the Facility or Service.
     Section 3.2 Effect of Termination.
     (a) The Manager specifically agrees and acknowledges that all obligations of AllianceBernstein hereunder shall immediately cease upon the expiration of the Term as described in Section 3.1(a) above, provided, however, that AllianceBernstein shall continue to provide to the Manager any services necessary for the Manager to discharge any of the Manager’s obligations to the Company following termination of the Management Agreement. Upon the cessation of AllianceBernstein’s obligation to provide any Facilities or Services, the Manager shall immediately cease using, directly or indirectly, such Facility or Service (including any and all software of AllianceBernstein or third party software provided through AllianceBernstein, telecommunications services or equipment, or computer systems or equipment).
     (b) Upon termination of a Facility or Service with respect to which AllianceBernstein holds books, records or files, including current or archived copies of computer files, owned by or evidencing business, investment, financial and/or operational information of the Company or the Manager, AllianceBernstein will return all of such books, records or files to the Company or the Manager, respectively, as soon as reasonably practicable as well as comply with any reasonable request for cooperation made by the Company or the Manager for AllianceBernstein to assist it or a new manager of the Company in accessing, understanding and utilizing such books, records or files; provided, however, that AllianceBernstein may make a copy, at its expense, of such books, records or files for archival purposes only.
     (c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: the obligations of each party under Sections 3.2(a) and 3.2(b), Article IV and Sections 5.2, 5.8, 5.9, 5.10, 5.14 and 5.16.
ARTICLE IV
COMPENSATION
     Section 4.1 Compensation. The parties acknowledge that, as a result of AllianceBernstein’s majority ownership of the Manager, pursuant to the Advisory Agreement AllianceBernstein will be entitled to consideration from the Manager, to be funded from the compensation received by the Manager from the Company pursuant to the Management Agreement. The parties further acknowledge that such consideration payable by the Manager to AllianceBernstein under the Advisory Agreement constitutes full and adequate consideration for the performance of the obligations of AllianceBernstein hereunder. Accordingly, no direct compensation or consideration shall be payable to AllianceBernstein for the performance of its obligations hereunder.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Representations and Warranties. Each of the parties to this Agreement represents and warrants to the other party that it has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Each of the parties to this Agreement further represents and warrants to the other party that the execution and delivery of this Agreement by such first party and the consummation by such party of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such party.
     Section 5.2 Indemnification.
     (a) Indemnification by AllianceBernstein AllianceBernstein shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, officers and employees and each other Person, if any, controlling the Manager, harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements), in respect of or arising out of AllianceBernstein’s or any of its members’, directors’, officers’, employees’, subcontractors’ or other third party’s bad faith, willful misconduct or gross negligence resulting in a material breach (beyond any applicable cure period) of AllianceBernstein’s obligations under this Agreement.
     (b) Indemnification by the Manager. The Manager shall, to the full extent lawful, reimburse, indemnify and hold each of AllianceBernstein, its shareholders, partners, directors, officers and employees and each other Person, if any, controlling AllianceBernstein harmless for and from any and all losses, damages, liabilities, demands, charges and claims of any nature whatsoever (and any expenses relating thereto, including reasonable attorneys’ fees and disbursements) in respect of or arising out of AllianceBernstein’s performance of the services for the Manager provided hereunder; provided that such loss was not caused by AllianceBernstein’s or any of its shareholders’, directors’, partners’, officers’ or employees’ bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of its duties under this Agreement.
     Section 5.3 Notices.
     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next business day:

     If to AllianceBernstein, to:
AllianceBernstein L.P.
1345 Avenue of The Americas
New York, NY 10105
Attention: Frank Bruttomesso
Telephone: (212) 969-1646
Facsimile: (212) 969-1334
     If to the Manager, to:
Foursquare Capital Management, LLC
1345 Avenue of The Americas
New York, NY 10105
Attention: Chief Financial Officer
Telephone: (212) 969-1646
Facsimile: (212) 969-1334
     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     Section 5.4 Amendments and Waivers. Subject to the provisions of Section 5.19, this Agreement (including Schedule A) may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 5.5 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
     Section 5.7 Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.
     Section 5.8 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

     Section 5.9 Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder (“Dispute”) shall be resolved as provided by this Section 5.9.
     (a) Negotiation of Disputes.
          (i) Any party shall give the other party written notice of any Dispute. The parties shall attempt to resolve such Dispute promptly by negotiation between executive officers (or the equivalent) who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibilities for administration of this Agreement.
          (ii) Within 15 days after delivery of the notice, the party receiving the notice shall submit to the other a written response. The notice and the response shall include: (A) a statement of each party’s position and a summary of arguments supporting that position and (B) the name and title of the executive officer (or the equivalent) who will represent that party and of any other person who will accompany the executive officer (or the equivalent) during the negotiations. Within 30 days after delivery of the disputing party’s notice, the executive officers (or the equivalent) of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.
     (b) Arbitration.
          (i) If the Dispute has not been resolved by negotiation between the executive officers (or the equivalent) within 45 days of the disputing party’s notice requesting negotiation, or if the parties fail to meet within 30 days from delivery of said notice, such Dispute shall on the demand of any party, be finally settled under the Rules of Arbitration of the Center for Public Resources (“CPR”) then in effect, except as modified herein or by mutual agreement of the parties.
          (ii) The arbitration shall be held in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.
          (iii) There shall be three arbitrators selected pursuant to the CPR rules from the CPR national and regional panels. All arbitrators shall be neutral, disinterested, independent and impartial.
          (iv) In rendering an award, the arbitral tribunal shall be required to follow the substantive law of the jurisdiction designated by the parties herein. This arbitration agreement and any award rendered thereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958, and the Federal Arbitration Act, 9 USC (Section) 1 et seq. The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages except in the case of fraud, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute except in the case of fraud.
          (v) The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties with regard to any claim or counterclaim submitted to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.
          (vi) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the state or federal courts located in New York, New York for the purpose of any preliminary relief in aid of arbitration, or for enforcement of any award, and hereby waive any objection to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.
     (c) Notwithstanding the foregoing, any Dispute regarding the following is not required to be negotiated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality, infringement, misappropriation or misuse of any intellectual property right. The parties acknowledge that their remedies at law for such a breach or threatened breach would be inadequate and, in recognition of this fact, upon such breach or threatened breach, either party, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to immediately seek or obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     Section 5.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 5.11 Assignment. This Agreement may not be assigned by either party without the written consent of the other party and the Company. No such assignment shall relieve either party of any of its rights and obligations hereunder.
     Section 5.12 Binding Nature. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 5.13 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     Section 5.14 No Right of Setoff. Neither party hereto nor any affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Person may owe to the other party hereto or any of it affiliates any amounts owed by such other party or its affiliates to the first party or its affiliates.
     Section 5.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 5.16 Construction.
     (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires,

(ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and Schedule references are to the articles, sections, paragraphs, and exhibits and Schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) AllianceBernstein and the Manager will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     (c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
     Section 5.17 Management Agreement. AllianceBernstein acknowledges that it has received and reviewed a copy of the Management Agreement and understands the services required of the Manager thereunder.
     Section 5.18 Confidentiality. AllianceBernstein agrees to maintain in confidence any information received by AllianceBernstein regarding the Company, its business and assets; provided, however, that AllianceBernstein’s confidentiality obligations do not apply to information which (i) was or becomes generally available to the public on a non-confidential basis, (ii) was within AllianceBernstein’s possession, custody or control prior to it being furnished to AllianceBernstein by or on behalf of the Company, or (iii) AllianceBernstein is compelled to disclose by judicial or administrative requirements of law.
     Section 5.19 Third-Party Beneficiary. The parties agree that the Company shall be a third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof as if a party hereto and shall be subject to the terms and conditions of Sections 5.9 and 5.10 in connection with the enforcement of such terms. No amendment or modification or waiver may be made or given with respect to this Agreement without the prior written consent of the Company.
     Except as set forth in Section 5.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Administrative Services Agreement to be duly executed as of the day and year first above written.

FOURSQUARE CAPITAL MANAGEMENT, LLC

By:	AllianceBernstein L.P., its sole member

	By:	AllianceBernstein Corporation

By:
Name:
Title:

ALLIANCEBERNSTEIN L.P.

By:	AllianceBernstein Corporation, its general partner

By:

Name:
Title:
[Signature Page to Administrative Services Agreement]

SCHEDULE A

Facilities:	Summary Description of Services:
Office Space at:	Location Services
1345 Avenue of The Americas	– Fully furnished office space;
New York, NY 10105	– Access to file space, printers, copiers, kitchen and
Telephone: (212) 969 1646	conference room facilities; and
Facsimile: (212) 969 1334	– Receptionist and secretarial services.

Management Services
– Portfolio management;
– Asset and securities valuation;
– Risk management;
– Asset management services;
– Trade allocation and execution;
– Legal, compliance functions;
– Investor relations;
– Information technologies;
– Monitoring services; and
– [Obtaining and structuring warehouse facilities and other financing arrangements.]

Personnel Services

–    Providing sufficient personnel resources to enable the Manager to perform its obligations under the Management Agreement, [including the dedicated resources of one person to act as the Chief Investment Officer, and another person to act as the Chief Financial Officer, of the Manager and the Company, as approved by a majority of the independent directors of the Company.]

A-1